Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-59435-99, 333-125001, 333-155078, 333-155081, 333-155085), Form S-4 (No. 33-64293) and Form S-8 (Nos. 333-58127, 333-105676, 333-125002, 333-125003, 333-125004, 333-152842 and 333-161118) of Telephone and Data Systems, Inc. of our report dated February 25, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 25, 2011 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

February 25, 2011